Exhibit 10.9

July 17, 2014

Elan Z. Ezickson

887 West Roxbury Parkway

Chestnut Hill, MA 02467

Re:                             Letter Agreement

Dear Elan:

On behalf of Scholar Rock, Inc. (the “Company”), I am pleased to offer you the position of the Company’s Chief Operating Officer (“COO”), and Head of Corporate Development. The terms and conditions of your employment are set forth below (this “Agreement”).

1.                                           Position. As COO and Head of Corporate Development of the Company, you will report to the Company’s Chief Executive Officer. This is a full-time position. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) including board service, unless otherwise approved in writing by the Board (as defined below), provided that, you may engage in religious, charitable, or other community activities that do not interfere with your work and obligations to the Company.

2.                                           Start Date. Your employment as COO and Head of Corporate Development will begin on August 1, 2014, unless another date is mutually agreed upon by you and the Company. For purposes of this Agreement, the actual first day of your employment will be referred to as the “Start Date.”

3.                                           Salary. Commencing on the Start Date, the Company will pay you a salary at the rate of $330,000 per year (“Base Salary”), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your salary will be subject to annual review and adjustments in accordance with Company’s standard review policies and at the Company’s discretion, provided that your Base Salary may not be reduced except pursuant to a salary reduction program affecting all of the senior level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees.

4.                                           Bonus Compensation. You will be considered annually for a bonus (prorated for the remainder of the calendar year 2014). The target bonus amount for which you will be eligible will be thirty percent (30%) of your Base Salary, and the amount actually awarded will be determined by the Board (or by a designated Board committee)) based on its assessment of your performance and that of the Company against goals established annually by the Board (or such committee). You will be eligible to receive a one-time new hire bonus of $20,000 at the end of your first month of employment, provided that if you are terminated by the Company for Cause, or you resign other than for Good Reason, in either case before the twelve (12) month anniversary of your Start Date, you will be required to repay the full amount of this one-time payment. You will also be eligible to receive a special one-time bonus in the amount of $40,000 if you successfully complete a business development transaction before the end of 2015 resulting in i) a greater than or equal to $10 million upfront cash payment to the Company or its Affiliates, the expenditure of which would be solely at the Company’s discretion [i.e. “free cash” not obligated to be applied to partnership-related activities], or ii) access or rights to a similarly valuable asset [e.g. a critical discovery capability, product rights, etc.], as the Board determines at its discretion. You must be employed on the date that a bonus is paid to earn that bonus, and any such bonus payment will be subject to applicable deductions and withholdings.

5.                                           Equity. The Company will recommend to the Board of Directors (the “Board”) of Scholar Rock LLC (the “Parent Company”) that you be granted that number of Voting Incentive Units (as defined in the Operating Agreement (as defined below)) of the Parent Company (the “COO Grant”) as is equal to 3.0% of the fully-diluted membership interests of the Parent Company as of your Start Date, as further described below. Presently, the Parent Company is contemplating a Series B Preferred Unit financing in three tranches, with up to $19.9 million of Series B Preferred Units to be issued in the aggregate for all three tranches (by conversion of outstanding Parent Company Bridge Units or in exchange for cash). The first tranche of such planned financing is expected to close in the next few weeks, with a total first tranche investment of at least $5.0 million. The Company expects the COO Grant to be made after the closing of such first tranche, but in no event greater than thirty (30) days after such closing. The COO Grant will be for that number of Voting Incentive Units equal to 3.0% multiplied by the sum of (i) all outstanding Parent Company Capital Units as of your Start Date, including all outstanding Common Units, all Series A Preferred Units, and all Series B Preferred Units issued by the Company as of such first tranche, but not any Bridge Units, which Bridge Units are expected to convert in the planned financing, (ii) all Parent Company Incentive Units that the Parent Company is authorized to grant under the Operating Agreement after the closing of such first tranche (including any such Incentive Units that have not been granted, including the COO Grant), and (iii) all Series B Preferred Units that may be issued in the later tranches of the planned financing, up to $19.9 million of Series B Preferred Units, plus an additional number of Incentive Units equal to 15% multiplied by that number of Series B Preferred Units, provided that for that portion of Voting Incentive Units of the COO Grant attributable to this clause (iii) (the “Third Piece”), which are based on the yet-to-be-issued Series B Preferred Units from the planned financing (and the corresponding 15% pool increase), that Third Piece of those Voting Incentive Units will vest in a pro rata portion only if and when the corresponding Series B Preferred Units are issued by the Parent Company. For clarity, the COO Grant is being

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structured in this fashion, that is to include that Third Piece of Voting Incentive Units in the current COO Grant now as opposed to be being granted after the closing of the later tranches of the planned financing, to provide you with the lowest expected Strike Price for that Third Piece of Voting Incentive Units; consequently, the availability of that Third Piece to become available for time vesting will depend on the later issuances of those Series B Preferred Units. This first vesting requirement for the Third Piece is in addition to the time-based vesting described below; so that if the Parent Company undergoes a Sale Event or becomes a public reporting company, or you are no longer employed by the Company, in each case before the full Third Piece satisfies this first vesting requirement by issuance of all of the Series B Preferred Units in the planned financing, then only a pro rata portion of the Third Piece will be available for the time-based vesting (including potential acceleration) described below, and the other portion of the Third Piece that has not satisfied this first vesting requirement will terminate. For example and without limitation, if your employment by the Company ends before the planned third tranche of the planned financing, and assume for this example that 60% of the yet-to-be-issued Series B Preferred Units for the planned financing have been issued by the Parent Company when your employment ends, then 60% of the Third Piece will have satisfied this first vesting requirement, and that 60% will be subject to the time-based vesting below (including potential acceleration), and the other 40% of the Third Piece will terminate. You will receive credit for time-based vesting from the Start Date for this Third Piece, so that the time-based vesting described below will apply to this Third Piece in the same manner as the remainder of the COO Grant, starting from the Vesting Commencement Date, whether or not or when the Third Piece has satisfied this first vesting requirement. Further information regarding the COO Grant to describe the foregoing is set forth on Exhibit C.

Without limiting the generality of the foregoing, if the Parent Company does not close the first tranche of the planned Series B financing as contemplated above, the Company will work with you to provide substantially equivalent equity anti-dilution protection for any future financing of the Parent Company that is intended to be in place of such planned Series B financing.

The COO Grant will be conditioned upon your execution of the Parent Company’s form Incentive Unit Grant Agreement and a counterpart signature page to the then current Operating Agreement of the Parent Company (as the same may be amended, restated, or otherwise modified from time to time, the “Operating Agreement”), as the terms and conditions of the Voting Incentive Units are set forth in the form Incentive Unit Grant Agreement and Operating Agreement. The Voting Incentive Units underlying the COO Grant will be issued with a Strike Price (as defined in the Operating Agreement), which will be equal to the value of each Common Unit of the Parent Company as of the date of grant of such Voting Incentive Unit, determined based upon the amount of distributions that the holder of a Common Unit would be entitled to receive in a hypothetical liquidation of the Company on the date of grant of such Voting Incentive Unit (as further provided in the Operating Agreement).

Except as noted below and in Section 7, and in addition to the vesting described above for the Third Piece, the COO Grant will vest over five (5) years, with a vesting start date of the Start Date (the “Vesting Commencement Date”), such that 20% of the Voting Incentive Units will vest on the first anniversary of the Vesting Commencement Date and the remaining 80% of the Voting Incentive Units will vest in sixteen (16) equal quarterly installments thereafter, provided that as of each vesting date you remain employed by the Company.

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6.                                           Benefits/Vacation. You will be eligible to participate in the employee medical and dental insurance programs when generally made available to its full-time employees. In addition you will be eligible to participate in the Company 401k plan to the extent allowed by the plan. The Company will attempt in good faith to secure a group life and disability insurance policy suitable to the size and stage of the Company, provided that if the Company is unable to secure such Company policy before January 1, 2015, then the Company will reimburse you upon submission of reasonable documentation, in an amount of up to $1000 per calendar year starting with calendar year 2015, for the purchase price of you obtaining your own group life and disability insurance policy coverage until such time as the Company is able secure such Company policy (with such annual reimbursement amount prorated for any partial calendar year period). Details of these benefits programs, including mandatory employee contributions, and, if applicable, waiting periods, will be made available to you when you start or as they become available. You will be entitled to earn up to three (3) weeks of vacation per year, in addition to holidays observed by the Company, pursuant to the Company’s then applicable policies.

7.                                           At-will Employment, Accrued Obligations; Severance. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. In the event of the termination of your employment for any reason, the Company will pay you the Accrued Obligations, defined as (1) your Base Salary through the date of termination, (2) an amount equal to the value of your accrued unused vacation days, (3) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed, and (4) any accrued benefits pursuant to the terms and conditions of the applicable benefit plans. In addition, in the event the Company terminates your employment without Cause or you resign for Good Reason, the Company will provide you with the following termination benefits (the “Termination Benefits”):

(i)                                     continuation of your Base Salary for the Severance Period at the salary rate then in effect (“Salary Continuation Payments”) (solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each Salary Continuation Payment is considered a separate payment); provided that in the event that you commence any employment or self employment during the Severance Period, the remaining amount of Salary Continuation Payments due pursuant to this Section 7(i) for the period from the commencement of such employment or self employment to the end of the Severance Period will be reduced after the first three (3) months of the Severance Period (but not before) dollar-for-dollar by the amount received for such employment or self employment; and provided further, the foregoing proviso regarding any reduction of Salary Continuation Payments (along with the immediately following sentence) will terminate and be of no force or effect if your date of termination occurs after the date of a Sale Event. You will give prompt notice of the date of commencement of any employment or self employment during the Severance Period and will respond promptly to any reasonable inquiries concerning any employment or self employment in which you engage during the Severance Period;

(ii)                                  continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with

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the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of (i) the end of the Severance Period; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA; and

(iii)                               If the date of termination occurs within the eighteen (18) month period immediately following a Sale Event, 100% of the then unvested COO Grant (but not any portion of the Third Piece that had not satisfied the first vesting requirement before the Sale Event, as described above) will accelerate and will become fully vested effective as of the date of termination.

Notwithstanding anything to the contrary in this Agreement, you will not be entitled to any Termination Benefits unless you first enter into, do not revoke, and comply with the terms of the Release and Waiver of Claims attached hereto as Exhibit B (the “Release”). The Salary Continuation Payments will commence within sixty (60) days after the date of termination and will be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments will begin to be paid in the second calendar year. In the event you miss a regular payroll period between the date of termination and first Salary Continuation Payment, the first Salary Continuation Payment will include a “catch up” payment.

8.                                           Confidential Information and Restricted Activities.

As a material condition of this Agreement, you agree to execute and abide by the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, attached hereto as Exhibit A, the terms of which are incorporated by reference herein.

9.                                           Definitions. For purposes of this Agreement:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, including the Parent Company, where control may be by management authority, equity interest or otherwise.

“Cause” means any of the following: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, misconduct, neglect of duties, theft, fraud, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) breach of an employment, consulting or other agreement with the Company, which results in material harm to the Company; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendre; or (vi) your willful failure or refusal to substantially perform your material duties and responsibilities hereunder, which is not cured by you within the thirty (30) day period following your receipt of written notice from the Company, which notice must describe in reasonable detail the grounds for the Company’s assertion that you have failed or refused to perform your duties and responsibilities.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your duties,

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responsibilities, authority and function, provided that the hiring by the Company of any other Company officers with customary duties, responsibilities, authority and function (including any CBO, CFO or CMO), will not constitute any such material diminution; (ii) a material reduction in your Base Salary, provided, however, that Good Reason will not be deemed to have occurred in the event of a reduction in your Base Salary that is pursuant to a salary reduction program affecting all of the senior level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; (iii) a material breach by the Company of a material term of this Agreement or any other written agreement between you and the Company; or (iv) a material change in the geographic location at which you must regularly report to work and perform services, except for required travel on the Company’s business. “Good Reason Process” means that (1) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (2) you have notified the Company in writing of the first occurrence of the Good Reason condition within ninety (90) days of the first occurrence of such condition; (3) you have cooperated in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (4) notwithstanding such efforts, the Good Reason condition continues to exist; and (5) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred.

“Sale Event” means the consummation of (i) the dissolution or liquidation of the Parent Company, (ii) the sale of all or substantially all of the assets of the Parent Company and its Affiliates on a consolidated basis to an unrelated person or entity, or (iii) a merger or consolidation in which the outstanding membership units of the Parent Company are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction (taking into account only ownership interests resulting from pre-transaction interests in the Parent Company).

“Severance Period” means a period immediately following the effective date of the termination of your employment with the Company of (i) six (6) successive months plus (ii) one (1) additional successive month for each full year of service to the Company completed by you pursuant to this Agreement (measuring from the Start Date), up to a maximum aggregate Post Termination Period of nine (9) total months.

10.                               Taxes; Section 409A. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, the Board of Directors of the Company, the Parent Company or the Board related to tax liabilities arising from your compensation. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed

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pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six (6) months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits will be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each of the Company and the Parent Company makes no representation or warranty and will have no liability to you or any other person or entity if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11.                                    Interpretation, Amendment and Enforcement. This Agreement (including the attached Exhibits A, B and C) constitutes the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

12.                                    Assignment: Successors and Assigns. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any entity

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with whom the Company will hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets (including any Sale Event). This Agreement will inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

13.                                         Miscellaneous. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument. This is a Massachusetts contract and will be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

14.                                         Other Terms. As with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

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We are excited about the prospect of having you join the Company in this capacity. We look forward to you acknowledging, by signing below, that you have accepted this Agreement.

Very truly yours,

By:	/s/ Nagesh K. Mahanthappa
Nagesh K. Mahanthappa
CEO and President

I have read and accept this employment offer and the terms of this Agreement:

/s/ Elan Z. Ezickson
Elan Z. Ezickson

Dated:	July 18, 2014

EXHIBIT A

Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

In consideration and as a condition of my employment by Scholar Rock LLC, a Delaware limited liability company (along with its Affiliates the “Company”), I hereby agree as follows:

1.                                      Proprietary Information.   I agree that all information, whether or not in writing, whether or not disclosed before or after I was first employed by the Company, concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public (collectively, “Proprietary Information”), and all tangible embodiments thereof, are and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, notes, email correspondence, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, biological or chemical materials, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information includes, without limitation, (1) information received in confidence by the Company from its customers or suppliers or other third parties, and (2) all biological or chemical materials and other tangible embodiments of the Proprietary Information.

2.                                      Recognition of Company’s Rights.   I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose or transfer any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies and other tangible embodiments of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3.                                      Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

4.                                      Commitment to Company; Avoidance of Conflict of Interest.   While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the president of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5.                                      Developments.   I hereby assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns, all my right, title and interest in and to all Developments that: (a) are created, developed, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction (collectively, “conceived”) during the period of my employment and six (6) months thereafter and that relate to the business of the Company or to products, methods or services being researched, developed, manufactured or sold by the Company; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises, Proprietary Information or personal property (whether tangible or intangible) owned, licensed or leased by the Company (collectively, “Company-Related Developments”), and all patent rights, trademarks, copyrights and other intellectual property rights in all countries and territories worldwide claiming, covering or otherwise arising from or pertaining to Company-Related Developments (collectively, “Intellectual Property Rights”). I further agree that “Company-Related Developments” include, without limitation, all Developments that (i) were conceived by me before my employment, (ii) relate to the business of the Company or to products, methods or services being researched, developed, manufactured or sold by the Company, and (iii) were not subject to an obligation to assign to another entity when conceived. I will make full and prompt disclosure to the Company of all Company-Related Developments, as well as all other Developments conceived by me during the period of my employment and six (6) months thereafter. I acknowledge that all work performed by me as an employee of the Company is on a “work for hire” basis. I hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments. “Developments” mean inventions, discoveries, designs, developments, methods, modifications, improvements, processes, biological or chemical materials, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship.

To preclude any possible uncertainty, I have set forth on Appendix A attached hereto a complete list of Developments conceived by me before my employment that are not Company-Related Developments (“Prior Inventions”). I have also listed on Appendix A all patent rights of which I am an inventor, other than those contained within Intellectual Property Rights (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or research or development program or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license (with the full right to sublicense through multiple tiers) to make, have made, modify, use, offer for sale, import and sell such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

6.                                      Documents and Other Materials.   I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments conceived by me, which records will be available to and remain the sole property of the Company at all times. All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, materials or other written, photographic or other tangible material containing or embodying Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. In the event of the termination of my employment for any reason, 1 will deliver to the Company all of the foregoing, and all other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies. Any property situated on the Company’s premises and owned by the Company, including laboratory space, computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.

7.                                      Enforcement of Intellectual Property Rights.   I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights, as well as all other patent rights, trademarks, copyrights and other intellectual property rights in all countries and territories worldwide owned by or licensed to the Company. I will sign, both during and after the term of this Agreement, all papers, including copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development or Intellectual Property Rights. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the

Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in the same.

8.                                      Non-Competition and Non-Solicitation.   In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of twelve (12) months following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the world that develops, manufactures or markets products or services in the Company’s Field of Business (as defined below), or that develops or manufactures any products, or performs any services, that are otherwise competitive with the products or services of the Company, or products or services that the Company has under development or that were the subject of active planning during the last twelve (12) months of my employment; provided that this will not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice or attempt to persuade any other employee or consultant of the Company to leave the services of the Company for any reason. I acknowledge and agree that if I violate any of the provisions of this Section 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s). For purposes of this Section, the Company’s Field of Business will mean research, discovery, design, manufacture, clinical development, seeking of regulatory approvals, marketing and/or commercialization of (i) antibodies, (ii) antigens or (iii) engineered protein- or amino acid-based agents for all uses and indications in humans or animals that act through modulation (including either as agonists or antagonists) of the activity of protein growth factors belonging to the Transforming Growth Factor-b superfamily.

9.                                      Government Contracts.   I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under Section 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10.                               Prior Agreements.   I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11.                               Remedies Upon Breach.   I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief.

12.                               Use of Voice, Image and Likeness.   I give the Company permission to use my voice, image or likeness, with or without using my name, for the purposes of advertising and promoting the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

13.                               Publications and Public Statements.   I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

14.                               No Employment Obligation.   I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, subject to the terms of the Letter Agreement to which this Agreement is attached as Exhibit A, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason.

15.                               Survival and Assignment by the Company.   I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs. executors and administrators. The Company will have the right to assign this Agreement to its Affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or Affiliate to whose employ I may be transferred without the necessity that this Agreement be re-executed at the time of such transfer.

16.                               Exit Interview.   If and when I depart from the Company, I may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement. For twelve (12) months following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.

17.                               Disclosure during the Restricted Period.   During the Restricted Period, I will (i) provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into a business relationship with such person or entity, and (ii) notify the Company of any such business relationship.

18.                               Severability.   In case any provisions (or portions thereof) contained in this Agreement will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

19.                               Entire Agreement.   This Agreement constitutes the entire and only agreement between the Company and me respecting the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, between us concerning such subject matter. No modification, amendment, waiver or termination of this Agreement or of any provision hereof will be binding unless made in writing and signed by an authorized officer of the Company. Failure of the Company to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions.

20.                               Interpretation.   This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts. As used in this Agreement, “including” means “including but not limited to”.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ THIS AGREEMENT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Elan Z. Ezickson
Elan Z. Ezickson

APPENDIX A

To:	Scholar Rock, Inc.

From:	Elan Z. Ezickson

Date:	July 18, 2014

SUBJECT:                                     Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements

☐	See below:

☐	Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☒	None

☐	See below:

EXHIBIT B

[FORM OF ]RELEASE AND WAIVER OF CLAIMS

WHEREAS, Scholar Rock, Inc. (the “Company”) and Elan Z. Ezickson (the “Executive” and together, the “Parties”), entered into an Offer of Employment dated [              ] (the “Letter Agreement”).

WHEREAS, terms herein with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Letter Agreement.

WHEREAS, the Company has elected to end Executive’s employment and to treat it as a Termination without Cause pursuant to the Letter Agreement, effective [         ] (the “Date of Termination”).

WHEREAS, this is the Release referenced in the Letter Agreement (the “Release”).

1.                                      Severance Pay.  As consideration for the Executive’s agreement to this Release, the Company will provide Executive with the severance pay set forth in the Letter Agreement.

2.                                      Resignation from Director and Officer Positions.  The Executive confirms that he is resigning from any and all other positions that he holds with the Company or any of its affiliates as an officer, Board member, or otherwise effective on the Date of Termination and will sign any documents that the Company reasonably requests to fully effectuate the resignations.

3.                                      Release of Claims.  The Executive, for himself and his heirs, assigns, executors and administrators in all of his capacities, including, but not limited to, his capacity as an individual, shareholder, trustee or otherwise, voluntarily releases and forever discharges the Company and the Parent Company, all of their affiliates and related entities and each of its and their predecessors, successors, assigns, and current and former members, partners, directors, officers, employees, stockholders, representatives, attorneys, agents, and all persons acting by, though, under or in concert with any of the foregoing (any and all of whom or which are hereinafter referred to as the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”) that as of the date when Executive signs this Release, the Executive now has, owns or holds, or claims to have, own, or hold, or that he at any time had, owned, or held, or claimed to have had, owned, or held against any Releasee. This general release of Claims includes, without implication of limitation, the complete release of all Claims:

•                  relating to the Executive’s employment by and termination from employment with the Company;

•                  of wrongful discharge;

•                  of breach of contract;

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment

Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, Massachusetts General Laws Chapter 151B, and any Claims of discrimination or retaliation under state law);

•                  or wage and hour violations (including, without limitation, Claims under the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety, and Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions));

•                  under any other federal or state statute, to the fullest extent that Claims may be released;

•                  of defamation, deceit, misrepresentation, or other torts;

•                  of violation of public policy;

•                  for salary, bonuses, vacation pay or any other compensation or benefits; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

4.                                      Return of Property.  The Executive represents that he has returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. After returning all Company property, Executive will, upon written instruction by the Company, delete and finally purge any duplicates of files or documents that may contain Company or customer information from any non- Company computer or other device that remains Executive’s property after the Date of Termination.

5.                                      Nondisparagement.  Executive agrees not to, directly or indirectly, deprecate, impugn, or otherwise make any remarks that would tend to or could be construed to disparage the Company, or its officers, directors or employees, or its or their reputation, nor will Executive assist any other person, firm or company in engaging in such activities. The Company agrees that it will instruct its directors and officers, and the directors and officers of the Parent Company, not to make any statement that would reasonably be expected to disparage the reputation of Executive. Notwithstanding the above, nothing in this Section will interfere with Employee’s or the Company’s ability to comply with legal process or the requirements of applicable federal or state laws or regulations.

6.                                      Statutory Benefit Rights.  Nothing in this Release is intended to release or waive the Executive’s right to COBRA or unemployment insurance benefits.

7.                                      Non-Admission.  Nothing in this Release will be construed as an admission by the Company.

8.                                      Ongoing Obligations of the Executive; Enforcement Rights.  The Executive reaffirms his ongoing obligations and recognizes the Company’s enforcement rights under the Company’s Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, the terms of which are incorporated by reference into this Release.

9.                                      No Assignment.  The Executive represents that he has not assigned to any other person or entity any Claims against any Releasee.

10.                               Right to Consider and Revoke Release.  The Executive acknowledges that he has been given the opportunity to consider this Release for twenty-one (21) days from the day he receives it (the “Consideration Period”) and any changes to this Release will not extend or otherwise affect the original Consideration Period. If the Executive signs this Release within less than twenty-one (21) days, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release until the end of the Consideration Period. To accept this Release, the Executive will deliver a signed Release to the CEO of the Company within the Consideration Period. For a period of seven (7) days from the date when the Executive executes this Release (the “Revocation Period”), he will retain the right to revoke this Release by written notice that is received by [       ] on or before the last day of the Revocation Period. This Release will take effect only if it is executed within the Consideration Period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release will become effective and enforceable on the date immediately following the last day of the Revocation Period (“Effective Release Date”).

11.                               Termination or Suspension of Severance Payments.  The Executive acknowledges that his right to the Termination Benefits is conditional on his compliance with this Release and the Letter Agreement. Consistent with this, if the Executive fails to comply with any of the terms of this Release or the Letter Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company will have the right to terminate or suspend any such Termination Benefits (including, without limitation, any severance payments). The termination or suspension of any Termination Benefits in the event of such breach by the Executive will not affect the ongoing applicability of the terms of this Release.

12.                               Tax Treatment.  The Company will undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Release and the Letter Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Release and the Letter Agreement will be in amounts net of any such deductions or withholdings. Nothing in this Release or the Letter Agreement will be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

13.                               Other Terms.

(a)                                      Legal Representation; Review of Release.  The Executive acknowledges that he has been advised to discuss all aspects of this Release with his attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

(b)                                      Binding Nature of Release.  This Release will be binding upon the Executive and upon his heirs, administrators, representatives and executors.

(c)                                  Modification of Release; Waiver.  This Release may be amended, only upon a written agreement executed by the Executive and a duly authorized officer of the Company.

(d)                                 Severability.  If at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release will not be affected thereby and the illegal, invalid or unenforceable term or provision will be severed from the remainder of this Release. In the event of such severance, the remaining covenants will be binding and enforceable.

(e)                                  Governing Law and Interpretation.  This Release will be deemed to be made and entered into in the Commonwealth of Massachusetts and will in all respects be interpreted, enforced and governed under the laws of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law. The Executive and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute. The language of all parts of this Release will in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

(f)                                   Entire Agreement; Absence of Reliance.  This Release constitutes the entire agreement regarding the termination of Executive’s employment with the Company and supersedes any previous agreements and understandings between the parties, except the Company’s equity incentive plans and related agreements, the Letter Agreement [name other agreements in effect at that time]. The Executive acknowledges that he is not relying on any promises or representations by the Company or its agents, representatives or attorneys of either of them regarding any subject matter addressed in this Release.

(g)                                  Assignment; Successors and Assigns, etc.  Neither the Company nor the Executive may make any assignment of this Release or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Release without the consent of the Executive in the event that the Company will effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Release will inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

(h)                                 Confidentiality.  The Company and Executive each agrees to use commercially reasonable efforts to maintain the confidentiality of this Release (or if disclosed to others, to provide for commercially reasonable confidentiality protections for any such disclosure), except to the extent required to comply with legal process or the requirements of applicable federal or state laws or regulations.

(i)                                     Counterparts.  This Release may be executed in any number of counterparts, including by facsimile or pdf, each of which when so executed and delivered will be taken to be an original, but all of which together will constitute one and the same document.

[remainder of this page intentionally left blank]

So agreed by the Executive:

Elan Z. Ezickson	Date

Scholar Rock, Inc.

[Name]	Date
[Position]

EXHIBIT C

COO GRANT

The number of Voting Incentive Units for the COO Grant are calculated as follows:

(i) All outstanding Parent Company Capital Units

a. Outstanding Common Units	4,576,500
b. Series A Preferred Units	2,000,000
c. Series B Preferred Units (first tranche)	5,059,793
Subtotal	11,636,293

(ii) Authorized Incentive Units (including first tranche)	2,043,500

(iii) Future Series B Preferred Units	9,486,448
15% Additional Incentive Units	1,685,000
Subtotal	11,171,448

Total	24,851,241
	X	.03

COO Grant	745,537 Voting Incentive Units